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                                                                  EXHIBIT 10-AK

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "AGREEMENT"), dated and effective as of February 27, 1995, is entered into by and between Ben Franklin Retail Stores, Inc., a Delaware corporation (the "COMPANY") and Melvyn J. Estrin ("EXECUTIVE").

                                    RECITALS

         A. The Company desires to employ Executive on certain terms and conditions.

         B. Executive desires to be employed by the Company on such terms and conditions.

         NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein the parties do hereby mutually agree as follows:

         1. Employment . The Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company on the terms and subject to the conditions of this Agreement.

         2. Term of Employment . This Agreement shall, subject to Section 5 hereof, remain in effect from the date of this Agreement through January 31, 1998 (the "TERM OF EMPLOYMENT"). Notwithstanding the foregoing, the term of this Agreement shall be extended by one (1) month for each month that expires under this Agreement.

         3. Position and Responsibilities . The Company hereby employs Executive to serve as Co-Chairman of the Company. Executive shall have such duties related to the strategic business operations and general management of the Company.

         4. Compensation . As compensation for all services to be performed by Executive under this Agreement, the Company shall compensate Executive as follows:

                 a. Base Salary . The Company shall pay Executive a minimum monthly base salary of $9,000.00 (the same, as it may be adjusted from time to time, is collectively referred to herein as the "MONTHLY BASE SALARY"). During the term of this Agreement, the Board of Directors shall review Executive's Monthly Base Salary periodically to determine whether such salary shall be adjusted in accordance with the duties and responsibilities of Executive and his performance thereof, but no adjustment shall reduce Executive's base salary below the minimum Monthly Base Salary set forth above.

                 b. Benefits, Incentives and Perquisites . Executive shall be entitled to participate in the incentive, stock option and employee benefit plans of the Company and the perquisites enjoyed by other senior officers of the Company as presently in effect or as they may be modified from time to time, provided that the Company may not reduce the benefits provided to Executive pursuant to
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         Executive's life insurance, accidental death and dismemberment, long-term disability and business travel accident insurance during the term of this Agreement.

                 c. The Company shall reimburse the Executive for any and all reasonable expenses incurred by the Executive in connection with the performance of his duties hereunder, subject to such supporting evidence thereof as may be reasonably required by the Company.

         5. Termination . This Agreement may be terminated upon the following terms:

                 a. Termination Upon Death . In the event of Executive's death during the Term of Employment, the Executive's estate shall be entitled to receive the full amount of any Monthly Base Salary and cash bonus awards which otherwise would have been earned by Executive during the full term of this Agreement.

                 b. Termination Upon Disability . The Company shall have the right to terminate this Agreement upon the "Total and Permanent Disability" of Executive by providing ten (10) days written notice to Executive. "TOTAL AND PERMANENT DISABILITY" shall mean the Executive is unable to perform the duties of his position due to a medically demonstrable physical or mental condition which is expected to be permanent and continuous during the remainder of the Executive's life. In the event of termination upon Total and Permanent Disability, Executive shall be entitled to receive the full amount of any Monthly Base Salary and cash bonus awards which otherwise would have been earned by Executive during the full term of this Agreement (reduced by any amounts payable to Executive as disability benefits under any Company plan).

                 c. Termination With Just Cause . "TERMINATION WITH JUST CAUSE" by the Company shall mean termination of the Executive's employment due to the Executive's:

                 (i) willful misconduct or gross negligence in the performance of his duties hereunder;

                 (ii)     intentional neglect of his duties hereunder;

                 (iii) commission of any act or material misconduct which is injurious to the Company, including the misappropriation of funds, the disclosure of trade secrets or other confidential or proprietary information in violation of Section 7 of this Agreement;

                 (iv) deliberate and intentional refusal to perform his duties and obligations hereunder; or


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                 (v)      the Executive's conviction, which is final, of a crime
                 involving an act or acts of dishonesty or moral turpitude.

                 PROVIDED, HOWEVER, that in the case of the events specified in subparagraphs (i) through (iv) above, termination shall be within the definition of "termination with just cause" only in the event that the Company has advised the Executive in writing of the acts set forth and the Executive has failed to remedy the situation giving rise to termination within sixty (60) days following such notice.

                 In any event, the Company shall by written notice to the Executive, specify the event relied upon for Termination With Just Cause, pursuant to any of the foregoing provisions, and the Executive's employment hereunder shall be deemed terminated as of the date of such notice, in the case of Subsection (v) above and sixty (60) days after such notice, in the event of the Executive's failure to remedy the situations delineated in Subsections (i) through (iv) above.

                 In no event shall a Termination with Just Cause be deemed to have occurred if the employment of the Executive is terminated because his position is eliminated for any reason.

                 "TERMINATION WITH JUST CAUSE BY THE EXECUTIVE" shall mean termination by the Executive in the event that the Executive is removed, without his consent as the Co-Chairman of the Board of the Company.

                 This Agreement may be terminated with just cause by the Company (as defined in Subsection 5(c) hereof), in which case the Executive shall be entitled to his Monthly Base Salary earned through the date of termination and any cash bonus awards previously earned but not paid.

                 d.        Termination Without Just Cause .

                          If the Executive's employment with the Company is terminated by the Company for reasons other than those set forth in Subsection 5(c) hereof or if there is a Termination with Just Cause by the Executive, then:

                                  (1)      the Executive shall be entitled to
                                           receive the full amount of any
                                           Monthly Base Salary and cash bonus
                                           awards which otherwise would have
                                           been earned by him during the full
                                           term of this Agreement or for a
                                           twenty-four (24) month period,
                                           whichever is longer.  The computation
                                           of the cash bonus awards will be
                                           determined in the same manner that
                                           they would have been computed by the
                                           Company prior to Executive's
                                           termination or any new Company bonus
                                           plan,

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                                           whichever is greater, but in no event
                                           will that amount be less than the
                                           highest amount paid in the prior
                                           three (3) years;

                                  (2) all rights of the Executive under any benefit plan or arrangement, which have not vested, shall be deemed to have vested as of the date of such termination, and the Company shall cause all benefits vested and deemed to be vested thereunder to be paid to the Executive pursuant thereto;

                                  (3)      to the extent provided for in any
                                           stock option plan or other
                                           arrangement, all rights of the
                                           Executive, which have not yet vested
                                           thereunder, shall be deemed to have
                                           vested as of the date of such
                                           termination and the Executive shall
                                           be entitled to exercise any such
                                           options pursuant to the terms
                                           thereof; and

                                  (4)      for the period applicable, medical
                                           and dental benefits coverage, less
                                           any amount that Executive is required
                                           to pay to receive such medical and
                                           dental coverage had termination of
                                           his employment not occurred.

                 Without in any way limiting the generality of what may be deemed to constitute a Termination Without Just Cause hereunder, it is hereby agreed that following (i) the acquisition by any person or entity or affiliated group of persons or entities of more than fifty percent (50%) of the then outstanding shares of common stock of the Company or (ii) the sale, transfer or other disposition, in one or more related transactions, by the Company of all or substantially all of the assets of the Company to an unaffiliated party, shall be considered Termination Without Just Cause.

         6.       Corporate Indemnification .

         The Executive, in connection with the performance of his duties as an officer and director of the Company, shall be indemnified to the fullest extent provided under the laws of the State of Delaware and the Certificate of Incorporation and By-Laws of the Company, and shall be provided the directors' and officers' insurance maintained by the Company.

         7.       Nondisclosure .

                 a. Executive acknowledges that during the course of the performance of his services for the Company he will acquire confidential information with respect to the Company's variety and craft business on a full store basis, without limitation, the Company's existing and

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contemplated products and services, trade secrets, know-how, business and financial methods or practices, plans, prices and pricing policies, strategies, marketing and selling techniques and information, customer lists, and operational methods and confidential and proprietary information relating to the variety and craft business on a full store basis of the Company (collectively, the "CONFIDENTIAL INFORMATION"). Executive agrees that during the term of this Agreement and thereafter, Executive shall not divulge any Confidential Information to any person, directly or indirectly, except to the Company, its directors, officers, agents and representatives and its subsidiaries and affiliated companies, or as may reasonably be necessary in connection with his duties on behalf of the Company or unless required by law.

                 b. Executive acknowledges that all documents, written information, records, data, computer information and material, tapes, film, maps and other material of any kind relating to Confidential Information, including, without limitation, memoranda, notes, sketches, records, reports, manuals, business plans and notebooks (collectively, "MATERIALS") in Executive's possession or under his control during the term of his employment hereunder are and shall remain the property of the Company and agrees that if his relationship with Company is terminated (for whatever reason), he shall not take with him but shall leave with the Company all Materials and any copies thereof or, if such Materials are not on the premises of the Company, he shall return the same to the Company immediately upon his termination.

                 c. This Section 7 shall survive any termination of this Agreement and shall continue to bind Executive in accordance with its terms. The existence of any claim or cause of action by Executive against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the Company's enforcement of the covenants contained in this Agreement.

         8. Noncompetition. Executive agrees that during the term of this Agreement and for two years thereafter, Executive shall not in the United States (i) become involved, directly or indirectly, as a director, officer, employee, consultant, agent, representative, more than five percent (5%) stockholder or partner of a corporation or partnership of other business enterprise engaged in the variety and craft business on a full store basis and
(ii) directly or indirectly, hire or seek to hire for purposes of competing in the variety and craft business on a full store basis any person who was an employee of the Company on the date of termination of Executive's employment or within ninety (90) days prior to such date.

         9. Remedies. In the event that Executive breaches any of the provisions of Sections 7 or 8 above, in addition to any legal rights and remedies that the Company may have to enforce the provisions of this Agreement, the Company shall have no further obligations to Executive under this Agreement. In the event of such a breach, Executive agrees that any and all proceeds, funds, payments and proprietary interests of every kind and description arising from, or attributable to, such breach shall be the sole and exclusive property of the Company and the Company shall be entitled to recover any additional actual damages incurred as a result of such breach.

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         10.      Legal Construction.  The parties hereto agree that if at any time it shall be determined that the restrictions contained in Section 8 are unreasonable as to time or scope, or both, by any court of competent jurisdiction, the Company shall be entitled to enforce this Agreement for such period of time and such scope as may be determined to be reasonable by any such court.

         11. Injunctive Relief. Notwithstanding anything contained in this Agreement to the contrary, in the event of a breach of the provisions of Sections 7 or 8 above, the Company shall, in addition to any other remedies available under law, be entitled to an injunction enjoining Executive or any person or persons acting for or with Executive in any capacity whatsoever from violating any of the terms thereof.

         12. Attorneys' Fees. In the event there is litigation between the Company and Executive concerning this Agreement, the Company agrees to pay Executive's attorneys' fees and other litigation costs on an "as incurred" basis. Executive will reimburse to the Company such fees and costs if the Company prevails on all issues in the litigation.

         13. Severability. If any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was never contained herein and the remaining provisions of this Agreement shall remain in full force and effect.

         14. Waiver and Limitation. Any waiver by either party of a provision or a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision or subsequent breach of any provision hereof.

         15. Taxes. Executive shall be responsible for the payment of all individual taxes on all amounts paid or benefits provided to him under this Agreement. All compensation paid to Executive shall be subject to any withholdings as from time to time may be required to be made pursuant to law, government regulations or order, or by agreement with, or consent of, Executive.

         16. No Funding. The right of Executive under this Agreement shall be that of a general creditor of the Company and Executive shall have no preferred claims on, or any beneficial ownership in, the assets of the Company.

         17. Entire Agreement. This Agreement, and the agreements, documents and compensation, incentive and option plans referred to herein, contain the entire agreement between the parties hereto relating to the subject matter hereof and supersede any and all other prior or contemporaneous employment, compensation, incentive or retirement agreements, either oral or in writing, between the parties.

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         18.      Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors and assigns. Executive may not assign any of his rights or responsibilities under this Agreement.

         19. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

                 a.       if to the Company:

                          Ben Franklin Retail Stores, Inc.
                          500 East North Avenue
                          Carol Stream, Illinois  60188

                          Attention:       Richard T. Krubeck
                                           Senior Vice President and General
                                           Counsel

                 b.       if to Executive:

                          Melvyn J. Estrin
                          6508 Kenhill Road
                          Bethesda, Maryland 20817

         20. Headings. Section and subsection headings used in this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement and are not intended to affect the interpretation of any provision of this Agreement.

         21. Amendments. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         22. Governing Law. This Agreement and all performance hereunder shall be governed by and construed in accordance with the laws of the State of Illinois without regard to the principles of conflict of laws thereof.

         23. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

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                 IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                       Ben Franklin Retail Stores, Inc.



                                       By:
                                          --------------------------
                                          John B. Menzer



                                          --------------------------
                                          Melvyn J. Estrin


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